EXHIBIT 10.15
SUMMARY OF DIRECTOR COMPENSATION ARRANGEMENT
The non-employee directors of the Company and the Bank are each paid, in aggregate, an annual retainer of $2,000. Non-employee directors of the Company and the Bank also receive a fee of $250 for each regular meeting of the Board of Directors or meeting of a committee of the Board of Directors that they attend. For special meetings of the Boards of Directors that are in addition to the regular monthly meetings, such as strategic planning sessions, directors are paid a fee of $450 for each half day meeting and $750 for each full day meeting. The Chairman or Vice Chairman of the Board of the Bank and the Company receives an additional $150 for each meeting of the Board of Directors that he chairs. All committee chairmen will receive an additional $50 for each committee meeting that they chair. When meetings are held on the same day of the Boards of Directors of the Company and the Bank, or committees of the Company and the Bank performing similar functions, directors usually receive only one meeting and chairperson fee for the two Board or committee meetings.

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